Exhibit 10.1

THIRD AMENDMENT TO FINANCING AGREEMENT

THIS THIRD AMENDMENT TO FINANCING AGREEMENT (this “Amendment”) dated as of December 23, 2004 by and among EAGLE FAMILY FOODS HOLDINGS, INC., a Delaware corporation (the “Parent”), EAGLE FAMILY FOODS, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), FORTRESS CREDIT OPPORTUNITIES I LP, a Delaware limited partnership (“Fortress”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and CONGRESS FINANCIAL CORPORATION (CENTRAL) (“Congress”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agents are parties to a Financing Agreement, dated as of March 23, 2004 (as amended, modified or supplemented from time to time, the “Financing Agreement”), pursuant to which the Lenders have extended credit to the Borrower consisting of a (a) Revolving A Credit Commitment in an aggregate principal amount not to exceed $27,000,000 outstanding at any time, and (b) Revolving B Credit Commitment in an aggregate principal amount not to exceed $63,000,000 (subject to certain decreases set forth therein) outstanding at any time;

WHEREAS, the Borrower desires to purchase all outstanding shares (the “Milnot Acquisition”) of the common stock, par value $0.01 per share (the “Stock”), of Milnot Company, a Delaware corporation (“Milnot”) from Milnot Holding Corporation, a Delaware corporation (the “Seller”) pursuant to the Stock Purchase Agreement dated as of December 23, 2004 (the “Stock Purchase Agreement”) between the Seller and the Borrower for a purchase price not to exceed $15 million in cash and $2 million in the form of a subordinated promissory note (the “Milnot Note” and together with the $15 million cash payment, the “Milnot Purchase Price”) issued by the Borrower in favor of the Seller;

WHEREAS, in order to finance a portion of the Milnot Acquisition, Dairy Farmers of America Inc. (“DFA”) made an unsecured, subordinated loan to the Borrower equal to $12 million, pursuant to a Subordinated Promissory Note dated December 21, 2004 (the “DFA Note”), and the Agents and the Lenders previously consented to the making of such loan to the Borrower;

WHEREAS, Milnot owns real property located in Seneca, Missouri, Newton County (the “Seneca Property”) and real property adjacent to the Seneca Property in Ottawa County, Oklahoma (the “Ottawa County Property”);

WHEREAS, the Borrower has requested that the Financing Agreement be amended to, among other things, (i) increase the Revolving A Credit Commitment to $40,000,000, (ii) consent to the Milnot Acquisition, (iii) allow for the issuance by the Borrower of the Milnot Note, and (iv) amend the financial covenants to account for the inclusion of Milnot in the Borrower’s business; and

WHEREAS, the Agents and the Lenders are willing to so amend the Financing Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined shall have their respective meanings set forth in the Financing Agreement.

2. Definitions in the Financing Agreement. Section 1.01 of the Financing Agreement is hereby amended as follows:

(a) Consolidated Net Income. The definition of the term “Consolidated Net Income” is hereby amended in its entirety to read as follows:

“‘Consolidated Net Income’ means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or non-cash losses, or gains or non-cash losses from Dispositions, (b) (i) non-cash restructuring charges, and (ii) cash and non-cash charges and costs incurred during such period that are associated with the closure of the Facilities located in Wellsboro, Pennsylvania and Starkville, Mississippi, provided that (A) the aggregate amount of such cash charges and costs described in this clause (b)(ii), including severance, relocation and recruiting costs, that are incurred or paid after the Second Amendment Effective Date does not exceed $2,500,000 and (B) the aggregate amount of such non-cash charges and costs described in this clause (b)(ii) that are incurred or paid after the Second Amendment Effective Date does not exceed $3,000,000, (c) (i) expenses paid by the Borrower during such period that relate to the Borrower’s acquisition of Milnot, provided that the aggregate amount of such expenses described in this clause (c)(i) shall not exceed $1,000,000, and (ii) bonuses paid by the Borrower during such period to its senior officers in connection with the sale of Cremora, provided that the aggregate amount of such bonuses described in this clause (c)(ii) shall not exceed $1,000,000, (d) all administrative fees paid by the Borrower during such period pursuant to the terms of this Agreement, provided that the aggregate amount of such fees, expenses and charges described in this clause (d) shall not exceed $2,250,000, and (e) non-cash write-offs of goodwill and other intangible assets during such period which are required under Statement 142 issued by the Financial Accounting Standards Board.”

(b) The definition of the term “DFA Note”, “Milnot” and “Milnot Note” is hereby inserted, in appropriate alphabetical order, to read as follows:

“‘DFA Note’ means that certain Subordinated Promissory Note dated December 21, 2004 made by the Borrower to the order of Dairy Farmers of America Inc. in the original principal amount of $12,000,000.”

“‘Milnot’ means Milnot Company, a Delaware corporation.”

“‘Milnot Note’ means that certain Subordinated Promissory Note dated as of December 23, 2004 made by the Borrower to the order of Milnot Holding Corporation in the original principal amount of $2,000,000.”

(c) Subordinated Indebtedness. The definition of of the term “Subordinated Indebtedness” is hereby amended by redesignating the existing clause (b) as clause (d) and by adding new clauses (b) and (c) immediately after clause (a) which shall read as follows:

“(b) the DFA Note, (c) the Milnot Note,”

3. Financial Covenants; Capital Expenditures. (a) Section 7.03 of the Financing Agreement is hereby amended in its entirety to read as follows:

“Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Senior Leverage Ratio. Permit the ratio of all Obligations to Consolidated EBITDA of the Parent and its Subsidiaries for the twelve (12) consecutive months ending on the last day of the month set forth below to be greater than the applicable ratio set forth below:

Fiscal Month End	Senior Leverage Ratio
December 2004	1.99:1.00
January 2005	2.21:1.00
February 2005	2.73:1.00
March 2005	3.34:1.00
April 2005	3.83:1.00
May 2005	4.44:1.00
June 2005	4.74:1.00
July 2005	4.93:1.00
August 2005	4.96:1.00
September 2005	4.58:1.00
October 2005	5.15:1.00
November 2005	3.70:1.00
December 2005	2.73:1.00
January 2006	2.45:1.00
February 2006	2.64:1.00
March 2006	2.97:1.00

April 2006	3.22:1.00
May 2006	3.48:1.00
June 2006	3.58:1.00
July 2006	3.68:1.00
August 2006	3.66:1.00
September 2006	3.35:1.00
October 2006	2.97:1.00
November 2006	2.16:1.00
December 2006	1.65:1.00
January 2007	1.38:1.00
February 2007	1.52:1.00
March 2007	1.75:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the twelve (12) consecutive months ending on the last day of the month set forth below to be less than the amount set forth opposite such date:

Fiscal Month End	Fixed Charge Coverage Ratio
December 2004	0.70:1.00
January 2005	0.59:1.00
February 2005	0.52:1.00
March 2005	0.50:1.00
April 2005	0.48:1.00
May 2005	0.46:1.00
June 2005	0.45:1.00
July 2005	0.45:1.00
August 2005	0.45:1.00
September 2005	0.46:1.00
October 2005	0.38:1.00
November 2005	0.42:1.00
December 2005	0.48:1.00
January 2006	0.54:1.00
February 2006	0.60:1.00
March 2006	0.68:1.00
April 2006	0.73:1.00
May 2006	0.80:1.00
June 2006	0.87:1.00
July 2006	0.90:1.00
August 2006	0.92:1.00
September 2006	0.96:1.00
October 2006	1.02:1.00
November 2006	1.08:1.00
December 2006	1.11:1.00
January 2007	1.13:1.00
February 2007	1.15:1.00
March 2007	1.17:1.00

(c) Consolidated Trailing EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for the twelve (12) consecutive months ending on the last day of the month set forth below to be less than the applicable amount set forth below:

Fiscal Month End	Consolidated EBITDA
December 2004	$15,173,000
January 2005	$14,609,000
February 2005	$14,756,000
March 2005	$15,328,000
April 2005	$15,553,000
May 2005	$15,873,000
June 2005	$16,300,000
July 2005	$16,579,000
August 2005	$16,815,000
September 2005	$17,692,000
October 2005	$14,971,000
November 2005	$16,664,000
December 2005	$18,402,000
January 2006	$19,013,000
February 2006	$19,429,000
March 2006	$19,864,000
April 2006	$20,338,000
May 2006	$20,959,000
June 2006	$21,420,000
July 2006	$21,838,000
August 2006	$22,275,000
September 2006	$23,236,000
October 2006	$24,349,000
November 2006	$25,588,000
December 2006	$26,364,000
January 2007	$26,740,000
February 2007	$27,147,000
March 2007	$27,661,000

(d) Clean-up. The Borrower shall repay the outstanding principal amount of the Revolving B Loans in an amount sufficient to cause the aggregate principal amount of the Revolving B Loans outstanding on each of the dates set forth below to be less than the amount set forth below opposite such date:

Applicable Date	Outstanding Principal Amount of Revolving B Loans
January 4, 2005	$34,637,000
January 3, 2006	$57,748,000
January 3, 2007	$50,013,000

(e) Extended Maturity. In the event that the Final Maturity Date is extended pursuant to Section 2.09 hereof, the Agents and the Loan Parties hereby agree to negotiate, in good faith, an amendment to the foregoing financial covenants set forth in Sections 7.03(a), (b), (c) and (d) in order to insert the applicable covenant thresholds during the extension period.”

(b) Section 7.02(g) of the Financing Agreement is hereby amended in its entirety to read as follows:

“(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed (i) $17,500,000 for the Fiscal Year ending June 30, 2005, (i) $2,500,000 for the Fiscal Year ending June 30, 2006 and (ii) $1,500,000 for any Fiscal Year thereafter.”

4. Lender’s Commitment Schedule. Schedule 1.01(A) of the Financing Agreement is hereby amended in its entirety to read as set forth on Annex I hereto.

5. Conditions to Effectiveness. This Amendment shall become effective on the later of (i) the date hereof and (ii) satisfaction in full, in a manner satisfactory to the Collateral Agent, of the following conditions precedent (other than the conditions set forth in clause (b)) (such date, the “Third Amendment Effective Date”):

(a) Delivery of Documents. The Collateral Agent shall have received on or before the Third Amendment Effective Date, each of the following documents, in form and substance satisfactory to the Collateral Agent:

(i) counterparts to this Amendment signed by each of the Loan Parties, the Lenders and the Agents, and, unless indicated otherwise, dated the Third Amendment Effective Date;

(ii) a collateral assignment of the Stock Purchase Agreement, duly executed by the Borrower, in favor of the Collateral Agent;

(iii) a copy of an opinion of Willkie Farr & Gallagher LLP, special counsel to the Borrower, as to such matters as the Collateral Agent may request;

(iv) a certificate of the chief executive officer or the chief financial officer of the Borrower, certifying that attached thereto are complete and correct copies of the Stock Purchase Agreement and all agreements, instruments and other documents executed and delivered in connection therewith including the DFA Note and the Milnot Note (such agreement, instruments and other documents, together with the Stock Purchase Agreement, the “Stock Purchase Documents”);

(v) a copy of the resolutions of Parent, each other Guarantor and the Borrower, certified as of the Third Amendment Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings contemplated by this Amendment by the Borrower and the transactions contemplated by the Loan Documents to which such Person is or will be a party, and (B) the execution, delivery and performance by each such Person of this Amendment and the other Loan Documents to be executed and delivered pursuant hereto to which such Person is a party, and the performance of the Loan Agreement, as amended;

(vi) a certificate of the appropriate official(s) of the state of organization of the Borrower certifying as to the subsistence and good standing of, and the payment of taxes by, the Borrower in such states in such states;

(vii) evidence that (a) all Indebtedness of Milnot shall have been satisfied and discharged or forgiven in full, including without limitation the liabilities listed on Schedule 7.12 of the Stock Purchase Agreement and (b) the release in full of all Liens against the Stock and the properties and assets of Milnot, other than Permitted Liens;

(viii) a certificate of an Authorized Officer of the Borrower certifying as to the matters set forth in subsection (c) of this Section 5;

(ix) a certificate of an Authorized Officer of the Borrower certifying that all conditions to the effectiveness of the Stock Purchase Agreement have been satisfied; and

(x) such other agreements, instruments, approvals, opinions and other documents as any Agent may reasonably request from the Borrower.

(b) Post-Closing Delivery of Documents. The Collateral Agent shall have received on or before January 14, 2005, each of the following documents, in form and substance satisfactory to the Collateral Agent (the failure by the Borrower to so perform or cause to be performed constituting an Event of Default):

(i) a Pledge Amendment in respect of the Stock of Milnot, substantially in the form of Annex I to the Pledge Agreement, duly executed by the Borrower, together with the original stock certificates representing 100% of the Stock of Milnot accompanied by undated stock power executed in blank or other proper instrument of transfer;

(ii) a Guaranty, substantially in the form of Exhibit A to the Financing Agreement, duly executed by Milnot;

(iii) the Joinder Agreement, dated as of the date hereof, executed by Milnot, the Borrower and the Parent and in favor of the Agents and Lenders, pursuant to which Milnot becomes a party to the Security Agreement and the Pledge Agreement;

(iv) a Mortgage, substantially in the form of Exhibit J to the Financing Agreement, duly executed by Milnot, with respect to the Seneca Property;

(v) a Mortgage, substantially in the form of Exhibit J to the Financing Agreement, duly executed by Milnot, with respect to the Ottawa County Property;

(vi) a Title Insurance Policy with respect to the Mortgage on the Seneca Property, dated as of the Third Amendment Effective Date;

(vii) a Title Insurance Policy with respect to the Mortgage on the Ottawa County Property, dated as of the Third Amendment Effective Date;

(viii) an ALTA survey certified in favor of the Collateral Agent with respect to the Seneca Property;

(ix) an ALTA survey certified in favor of the Collateral Agent with respect to the Ottawa County Property;

(x) an Assignment for Security in respect of the trademarks listed on Schedule 3.16 to the Stock Purchase Agreement, substantially in the form of Exhibit A to the Security Agreement, duly executed by Milnot;

(xi) a copy of an opinion of (A) Willkie Farr & Gallagher LLP, special counsel to the Borrower, as to such matters as the Collateral Agent may request, (B) special Missouri counsel to the Borrower, with respect to such matters pertaining to the Mortgage described in clause (iv) above as the Collateral Agent may reasonably request, and (C) special Oklahoma counsel to the Borrower, with respect to such matters pertaining to the Mortgage described in clause (v) above as the Collateral Agent may reasonably request;

(xii) a copy of the resolutions of Milnot, certified as of applicable date of delivery by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which Milnot will be a party, and (B) the execution, delivery and performance by Milnot of the other Loan Documents to be executed and delivered pursuant hereto to which Milnot will be a party, and the performance of the Loan Agreement, as amended;

(xiii) a certificate of an Authorized Officer of Milnot, certifying the names and true signatures of the representatives of Milnot authorized to sign the documents to be executed and delivered by Milnot in connection herewith, together with evidence of the incumbency of such Authorized Officers;

(xiv) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of Milnot certifying as to the subsistence and good standing of, and the payment of taxes by Milnot;

(xv) certificates of an Authorized Officer of Parent, each other Guarantor (including Milnot) and the Borrower (A) with respect to Milnot, certifying that attached thereto is a complete and correct copy of the charter of Milnot, and (B) with respect to Parent and the Borrower, confirming that the charter of each such Person has not been amended or otherwise modified since the Effective Date and that the copy thereof previously delivered to Collateral Agent is true, correct and complete;

(xvi) certificates of an Authorized Officer of Parent, each other Guarantor (including Milnot) and each Borrower (A) with respect to Milnot, certifying that attached thereto is a complete and correct copy of the by-laws of Milnot and (B) with respect to Parent and the Borrower, confirming that the by-laws of each such Person have not been amended or otherwise modified since the Effective Date and that the copy thereof previously delivered to the Collateral Agent is true, correct and complete;

(xvii) evidence of the filing of UCC-1 financing statements by the Collateral Agent against Milnot reflecting the security interests granted by Milnot to the Collateral Agent, for the benefit of the Lenders, in all the assets and properties of Milnot;

(xviii) evidence of the insurance coverage required by Section 7.01 of the Financing Agreement and the terms of the Security Agreement and each Mortgage described in clauses (iv) and (v) of this Section 5(b) and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request; and

(xix) updated copies of each Schedule referenced in the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, Milnot. Each such Schedule shall be attached to the applicable schedule of the Financing Agreement, the Financing Agreement shall be so supplemented thereby and on and after the date such Schedules are so delivered all references in any Loan Document to any Schedule of the Financing Agreement shall mean such Schedule as so supplemented, provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Financing Agreement relating to

Milnot or any of the information supplemented to such Schedule hereby, such term shall be deemed to refer to the effective date of Amendment.

(c) Representations and Warranties. The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered on or on behalf of any Loan Party to any Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Third Amendment Effective Date are true and correct in all material respects on and as of such date as though made on and as of such date (except that any representation and warranty expressly made as of a specific date shall be true and correct only as of such specific date), and no Default or Event of Default shall have occurred, assuming effectiveness of this Amendment, and be continuing on the Third Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(d) Legal Matters. All legal matters incident to this Amendment shall be satisfactory to the Collateral Agent and its counsel.

(e) Amendment Fee. The Borrower shall have paid to the Administrative Agent, for the benefit of the Revolving A Loan Lenders, an amendment fee equal to $50,000, in immediately available funds, which shall be deemed fully earned on the Third Amendment Effective Date.

(f) UCC Searches. The Collateral Agent shall have received UCC, tax and judgment lien searches in respect of Milnot.

(g) Consummation of Acquisition. Concurrently with the making of the execution and delivery hereof, (i) the Borrower shall have purchased pursuant to the Stock Purchase Agreement (no material provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Collateral Agent), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the Stock of Milnot for a purchase price not in excess of the Milnot Purchase Price, and (ii) each of the parties to the Stock Purchase Agreement shall have fully performed all of the obligations to be performed by it under the Stock Purchase Agreement and the other Stock Purchase Documents as of such date.

(h) Payment of Expenses. The Borrower will pay on demand all reasonable fees, costs and expenses of the Collateral Agent in connection with the preparation, execution and delivery of this Amendment and all documents incidental hereto, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Collateral Agent.

6. Representations and Warranties. Each Loan Party that is a party to the Financing Agreement hereby represents and warrants to the Agents and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered on or on behalf of any Loan Party to any Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Third Amendment Effective Date are true and correct in all material respects on and as of such date as though made on and as of such date (except that any representation and warranty made as of a specific date shall be true and correct only as of such specific date), and no Default or Event of Default has occurred, and is continuing as of the Third Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings under the Financing Agreement, as amended hereby, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Authorization, Etc. The execution, delivery and performance by each Loan Party of this Amendment, the Financing Agreement, as amended hereby and each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any other Loan Document, any Material Contract or any other contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operation or any of its properties, which, in the case of this clause (iv), could reasonably expected to have a Material Adverse Effect.

(d) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment, the Financing Agreement, as amended hereby or any Loan Document to which it is or will be a party except for such of the foregoing that will have been made or obtained on or before the Third Amendment Effective Date and filings necessary to perfect security interests under the Loan Documents.

(e) Enforceability of Loan Documents. This Amendment, the Financing Agreement, as amended hereby and, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

(f) Stock Purchase Agreement. The Parent has delivered to the Agents a complete and correct copy of the Stock Purchase Agreement, including all schedules and exhibits thereto. The Stock Purchase Agreement sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and, except as described therein, there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the asset sale contemplated under the Stock Purchase Agreement other than such as have been obtained on or prior to the Third Amendment Effective Date. The Stock Purchase Agreement is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws.

(g) Consummation of Acquisition. All conditions precedent to the closing of the purchase of the Stock pursuant to the Stock Purchase Agreement have been fulfilled or will be fulfilled contemporaneously with the closing of the transactions contemplated hereby or (with the prior written consent of the Agents and the Required Lenders) waived, the Stock Purchase Agreement has not been amended or otherwise modified, and there has been no breach by the Parent or, to the knowledge of the Parent, the Seller, of any material term or condition of the Stock Purchase Agreement.

7. Consent. Notwithstanding anything to the contrary contained in any Loan Document, the Agents and the Lenders hereby consent to the Milnot Acquisition in accordance with the Stock Purchase Agreement and the Stock Purchase Documents. The parties hereto agree that no assets of Milnot shall be eligible for inclusion in the Borrowing Base until the later to occur of (a) the satisfaction of all of the conditions set forth in Section 5(b) hereto and (b) the Administrative Agent’s completion of its field survey and audit of Milnot.

8. Continued Effectiveness of Financing Agreement. Each Loan Party hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Third Amendment Effective Date all references in any such Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, or to grant to the Collateral Agent, a Lien on any collateral as security for the Obligations of the Borrower from time to time existing in respect of the Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

9. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e) This Amendment is not, and shall not be deemed to be, a waiver of, or a consent to any Event of Default, event with which the giving of notice or lapse of time or both may result in an Event of Default, or other noncompliance now existing or hereafter arising under the Financing Agreement and the other Loan Documents.

10. The Borrower will pay on demand all reasonable out-of-pocket costs and expenses of the Collateral Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of legal counsel to the Collateral Agent.

11. THE LOAN PARTIES, THE AGENTS AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF THE AGENTS OR THE LENDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EAGLE FAMILY FOODS, INC.

By:	/s/ Craig Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

GUARANTOR:

EAGLE FAMILY FOODS HOLDINGS, INC.

By:	/s/ Craig Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

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COLLATERAL AGENT AND LENDER:

FORTRESS CREDIT OPPORTUNITIES I LP

By:	Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	Chief Credit Officer

ADMINISTRATIVE AGENT AND LENDER:

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ Laura Dixon
Name:	Laura Dixon
Title:	Assistant Vice President

- ii -

LENDERS:

ABLECO FINANCE LLC, on behalf
of itself and its affiliate assigns

By:	/s/ Alexander J. Ornstein
Name:	Alexander J. Ornstein
Title:	Vice President

- iii -

OAK HILL SECURITIES FUND, L.P.

By:	Oak Hill Securities GenPar, L.P.
its General Partner

By:	Oak Hill Securities MGP, Inc.,
its General Partner

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OAK HILL SECURITIES FUND II, L.P.

By:	Oak Hill Securities GenPar II, L.P.
its General Partner

By:	Oak Hill Securities MGP II, Inc.,
its General Partner

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OAK HILL CREDIT ALPHA FUND, LP

By:	Oak Hill Credit Alpha GenPar, L.P.,
Its General Partner

By:	Oak Hill Credit Alpha MGP, LLC,
Its General Partner

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OAK HILL CREDIT ALPHA FUND (OFFSHORE), LTD.

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

- iv -

SCHEDULE 1.01(A) - LENDERS’ COMMITMENTS

Revolving A Credit Commitments

Lender	Revolving A Credit Commitment	Percentage of Revolving A Credit Commitment
Congress Financial Corporation (Central)	$40,000,000	100%
Total	$40,000,000	100%

Revolving B Credit Commitments

Lender	Revolving B Credit Commitment		Percentage of Revolving B Credit Commitment
	January 1, 2005 – December 31, 2005	November 23, 2004 – December 31, 2004 and January 1, 2006 – Final Maturity Date
Fortress Credit Opportunities I LP	$25,772,733	$21,681,823	40.9091%
Ableco Finance LLC (together with its affiliate assigns)	$25,772,733	$21,681,823	40.9091%
Oak Hill Securities Fund, L.P.	$3,436,335	$2,890,885	5.4545%
Oak Hill Securities Fund II, L.P.	$6,872,733	$5,781,823	10.9091%
Oak Hill Credit Alpha Fund	$423,801	$356,531	0.6727%
Oak Hill Credit Alpha Fund (Offshore), Ltd.	$721,665	$607,115	01.1455%

TOTAL	$63,000,000	$53,000,000	100%